Exhibit 5.1

July 28, 2022

Lexicon Pharmaceuticals, Inc.

800 Technology Forest Place

The Woodlands, TX 77381

Ladies and Gentlemen:

We have acted as counsel for Lexicon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed issuance and sale by the Company of 19,370,140 shares (the “Shares”) of common stock, par value $0.001 (the “Common Stock”). The Shares are being offered, issued and sold pursuant to an Underwriting Agreement dated July 27, 2022 by and among the Company, and Citigroup Global Markets Inc. and Piper Sandler & Co., as representatives for the several underwriters named in Schedule II thereto (the “Underwriting Agreement”).

We have participated in the preparation of a Prospectus Supplement dated July 27, 2022 (the “Prospectus Supplement”), forming part of the Registration Statement on Form S-3, effective as of September 14, 2021 (the “Registration Statement”), that also contains a base prospectus (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement and the Prospectus; (ii) the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof; (iii) the Second Amended and Restated Bylaws of the Company, as amended to the date hereof; (iv) the Underwriting Agreement; (v) resolutions of the Board of Directors of the Company dated July 22, 2022 and resolutions of the Pricing Committee of the Board of Directors of the Company dated July 27, 2022; and (vi) such other certificates and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Shares will be issued and sold in the manner stated in the Prospectus and the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that the Shares, when issued and delivered against payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, except as described in the Registration Statement and the Prospectus.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

July 28, 2022 Page 2

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.